Exhibit 99.3

USD PARTNERS LP
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

The unaudited pro forma combined financial statements of USD Partners LP, referred to herein as we, us, our or the Partnership, as of and for the nine months ended September 30, 2015 and for the year ended December 31, 2014, are derived from the historical unaudited and audited consolidated financial statements of USD Partners LP. The unaudited pro forma combined financial statements have been prepared as if certain transactions that occurred at the closing of the Partnership's initial public offering, or IPO, that was completed on October 15, 2014, had taken place on January 1, 2014, with respect to the unaudited pro forma combined statement of operations for the year ended December 31, 2014. The unaudited pro forma combined financial statements have also been prepared to reflect the following transactions as if they had taken place on September 30, 2015 in the case of the unaudited pro forma combined balance sheet, or January 1, 2014 in the case of the unaudited combined statement of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015: (i) the acquisition of Casper Crude to Rail, LLC and subsidiaries (the "CCR Acquisition"); (ii) the borrowing of approximately $178 million under the terms of our senior secured credit facility to partially fund the CCR Acquisition; (iii) the issuance of 1,733,582 of our unregistered common units representing limited partner ownership interests in us as partial consideration for the CCR Acquisition; and (iv) the payment of approximately $210 million of cash as partial consideration for the CCR Acquisition.

The unaudited pro forma combined financial statements are not necessarily indicative of the consolidated financial position or consolidated results of operations that we might have realized had the transactions been completed at the beginning of the earliest period presented, nor do they necessarily indicate our consolidated operating results and financial position for any future period.

The pro forma adjustments described below are based upon currently available information and certain estimates and assumptions. As a result, actual adjustments will differ from the pro forma adjustments presented in the unaudited pro forma combined financial statements. Management believes that the estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements give pro forma effect to the following transactions as if they had occurred as of the beginning of the earliest period presented or as of the date of the balance sheet date:

•	the acquisition of 100% of the outstanding membership interests of Casper Crude to Rail, LLC and the following related transactions:

◦	the borrowing of approximately $178 million under the terms of our senior secured credit facility;

◦
the issuance by the Partnership of 1,733,582 of our unregistered common units representing approximately $16.7 million of limited partner interests, reduced by approximately $0.3 million of expected costs to register the units;

◦	the receipt of approximately $0.3 million from our general partner for the purchase of an additional 34,053 general partner units to maintain its 2% general partner ownership interest in us;

◦	the payment of approximately $210 million of cash;

•
the consummation of our IPO and issuance of 9,120,000 common units to the public, 427,083 general partner units to our general partner and 1,093,545 common units, 10,463,545 subordinated units and the incentive distribution rights to USDG and its affiliates and the following related transactions:

•
the issuance by the Partnership of 250,000 Class A Units to certain executive officers and other key employees of the Partnership’s general partner and its affiliates who provide services to the Partnership, reduced by the forfeiture of 65,000 Class A Units;

•
the execution of a new $300.0 million senior secured credit facility, which is comprised of a $200.0 million revolving credit facility and a $100.0 million term loan facility that we have assumed was initially drawn in the full amount of $100.0 million, reduced by subsequent payments during the pro forma periods presented, and the amortization of deferred financing costs and unused commitment fees associated with the revolving credit facility, as well as the subsequent amendment to increase the borrowing capacity of the revolving credit facility by an additional $100 million; and

•
the repayment of $97.8 million of indebtedness existing under a credit facility with Bank of Oklahoma, N.A., to which we were a party, that bore interest at a rate of LIBOR plus an applicable margin which equaled 3.90% at the time of our IPO.

The unaudited pro forma combined statement of operations for the year ended December 31, 2014, does not give effect to an estimated $2.1 million in incremental general and administrative expenses that we expected we would have incurred as a result of being a separate publicly-traded partnership. In addition, the unaudited pro forma combined statement of operations for the year ended December 31, 2014 does not give pro forma effect for the costs we expect we would have incurred under the omnibus agreement, as those adjustments in the aggregate yield a similar result to the costs that our Predecessor incurred historically.

The unaudited pro forma combined financial statements may not be indicative of the results that actually would have occurred or that would be obtained in the future if we had assumed the operations of of the subsidiaries of USDG, completed the CCR Acquisition and consummated the transactions described above on the dates indicated.

USD PARTNERS LP
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2015
(in thousands)

	Historical USD Partners LP	Historical Casper Crude to Rail, LLC	Pro forma Adjustments		Pro forma USD Partners LP
ASSETS
Current assets
Cash and cash equivalents	$41,070	$8,825	$177,146	(a)	$8,105
	—	—	335	(e)
	—	—	(210,446)	(b)
	—	—	(8,825)	(c)
Restricted cash	5,348	—	—		5,348
Accounts receivable	2,383	2,662	—		5,045
Accounts receivable — related party	313	—	—		313
Prepaid expenses	10,947	—	—		10,947
Other current assets	4,501	421	—		4,922
Total current assets	64,562	11,908	(41,790)		34,680
Property and equipment, net	72,065	62,089	4,028	(c)	138,182
Intangible assets	—	—	125,430	(c)	125,430
Goodwill	—	—	31,883	(c)	31,883
Other non-current assets	4,778	607	854	(a)	6,239
Total assets	$141,405	$74,604	$120,405		$336,414

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$2,770	$1,349	$—		$4,119
Accounts payable — related party	—	—	—		—
Deferred revenue, current portion	24,761	—	—		24,761
Deferred revenue, current portion — related party	5,615	—	—		5,615
Other current liabilities	2,453	—	250	(d)	2,703
Total current liabilities	35,599	1,349	250		37,198
Long-term debt	66,921	—	178,000	(a)	244,921
Deferred revenue, net of current portion	2,430	—	—		2,430
Deferred revenue, net of current portion — related party	1,861	—	—		1,861
Non-current deferred income tax liability	784	—	—		784
Total liabilities	107,595	1,349	178,250		287,194
Commitments and contingencies
Partners' capital
Common units	125,449	—	15,075	(d)	140,524
Class A units	1,793	—	—		1,793
Subordinated units	(93,491)	—	—		(93,491)
General partner units	(120)	—	335	(e)	215
Accumulated other comprehensive income	179	—	—		179
Total partners' capital	33,810	—	15,410		49,220
Members' equity	—	73,255	(73,255)	(f)	—
Total liabilities and partners' capital	$141,405	$74,604	$120,405		$336,414

USD PARTNERS LP
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015
(in thousands, except per unit amounts)

	Historical USD Partners LP	Historical Casper Crude to Rail, LLC	Pro forma Adjustments		Pro forma USD Partners LP
Revenues
Terminalling services	$38,639	$26,306	$—		$64,945
Terminalling services — related party	3,538	—	—		3,538
Railroad incentives	45	—	—		45
Fleet leases	5,820	—	—		5,820
Fleet leases — related party	3,234	—	—		3,234
Fleet services	467	—	—		467
Fleet services — related party	2,223	—	—		2,223
Freight and other reimbursables	1,639	—	—		1,639
Freight and other reimbursables — related party	95	—	—		95
Total revenues	55,700	26,306	—		82,006
Operating costs
Subcontracted rail services	5,984	4,111	—		10,095
Pipeline fees	11,659	—	—		11,659
Fleet leases	9,054	—	—		9,054
Freight and other reimbursables	1,734	—	—		1,734
Selling, general and administrative	7,036	1,242	—		8,278
Selling, general and administrative — related party	3,366	—	—		3,366
Depreciation and amortization	3,244	2,847	9,407	(g)	15,498
Total operating costs	42,077	8,200	9,407		59,684
Operating income	13,623	18,106	(9,407)		22,322
Interest expense	2,910	—	4,498	(h),(i),(j)	7,408
Gain associated with derivative instruments	(4,072)	—	—		(4,072)
Foreign currency transaction gain	(381)	—	—		(381)
Income from continuing operations before provision for income taxes	15,166	18,106	(13,905)		19,367
Provision for income taxes	4,148	—	—		4,148
Net income	11,018	$18,106	$(13,905)		15,219
Less:
Net income attributable to general partner	221				304
Net income attributable to limited partner interest	$10,797				$14,915

Basic and diluted net income per unit	$0.52				$0.66
Weighted average limited partner units outstanding	20,895				22,596

USD PARTNERS LP
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2014
(in thousands, except per unit amounts)

	Historical USD Partners LP	Historical Casper Crude to Rail, LLC	Pro forma Adjustments		Pro forma USD Partners LP
Revenues
Terminalling services	$18,266	$8,438	$—		$26,704
Terminalling services — related party	3,499	—	—		3,499
Railroad incentives	719	—	—		719
Fleet leases	8,788	—	—		8,788
Fleet leases — related party	—	—	—		—
Fleet services	720	—	—		720
Fleet services — related party	1,501	—	—		1,501
Freight and other reimbursables	2,141	—	—		2,141
Freight and other reimbursables — related party	464	—	—		464
Total revenues	36,098	8,438	—		44,536
Operating costs
Subcontracted rail services	6,994	1,607	—		8,601
Pipeline fees	3,625	—	—		3,625
Fleet leases	8,788	—	—		8,788
Freight and other reimbursables	2,605	—	—		2,605
Selling, general and administrative	6,905	219	1,301	(k)	8,425
Selling, general and administrative — related party	3,903	—	—		3,903
Depreciation and amortization	2,631	1,140	3,136	(l)	6,907
Total operating costs	35,451	2,966	4,437		42,854
Operating income	647	5,472	(4,437)		1,682
Interest expense	4,825	—	5,400	(m),(n),(o),(p),(q)	10,225
Gain associated with derivative instruments	(1,536)	—	—		(1,536)
Foreign currency transaction loss	4,850	—	—		4,850
Income (loss) from continuing operations before provision for income taxes	(7,492)	5,472	(9,837)		(11,857)
Provision for income taxes	186	—	—		186
Net income (loss)	(7,678)	$5,472	$(9,837)		(12,043)
Less:
Net loss attributable to general partner	(154)				(241)
Net loss attributable to limited partner interest	$(7,524)				$(11,802)

Basic and diluted net loss per unit	$(0.55)				$(0.52)
Weighted average limited partner units outstanding	13,559				15,412

USD PARTNERS LP
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma combined balance sheet of USD Partners LP, referred to herein as we, our, us and the Partnership, as of September 30, 2015, and the related unaudited pro forma combined statements of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014, are derived from our historical consolidated financial statements and with respect to our consolidated statements of operations for the year ended December 31, 2014, our historical combined financial statements of our Predecessor. Prior to the completion of our initial public offering, or IPO, on October 15, 2014, our financial position and results of operations consisted of the Predecessor, which represented a combined reporting entity. Subsequent to the IPO, our financial position and results of operations consist of consolidated Partnership activities and balances.

Note 2. Unaudited Pro Forma Combined Balance Sheet Adjustments

The following adjustments to the unaudited pro forma combined balance sheet assume the following transactions occurred on September 30, 2015:

(a)
Represents $178 million of proceeds we received from borrowing under the terms of our senior secured credit facility as amended November 13, 2015 to partially fund the CCR Acquisition, decreased by approximately $0.9 million of deferred financing costs associated with increasing the capacity of the Revolving credit facility by $100 million.

(b)
Represents our payment of the purchase price of $225 million and approximately $2.1 million for the initial working capital acquired, which is subject to adjustment, less $16.7 million of value attributed to the 1,733,582 unregistered common units issued to Cogent Energy Solutions, LLC, or Cogent. The value attributed to the unregistered common units was contractually determined based on a unit price of $9.62 per common unit, representing the volume-weighted average daily closing price for the common units for the 30 trading day period prior to October 12, 2015, the date the membership interest purchase agreement was executed.

(c)
Represents adjustments to remove cash distributed to Cogent immediately prior to the transaction and reflect the preliminary purchase price allocation as set forth in Note 3 below. The allocation is based on the preliminary estimates of fair value of the assets acquired and liabilities assumed with respect to the consideration we paid for the membership interests of Casper Crude to Rail, LLC and Subsidiary.

(d)
Amount represents the number of unregistered common units issued to Cogent of 1,733,582 based on a unit price of $8.84 per common unit, representing the preliminary estimate of fair value for the common units on the closing date with consideration to the restrictions associated with the non-marketability of the common units for a one-year period. The amount is reduced by an approximate $250,000 for estimated registration costs associated with the registration rights granted to Cogent.

(e)	Represents the amount contributed by USD Partners GP LLC to acquire 34,053 general partner units to maintain its 2% general partner ownership interest in the Partnership.

(f)
To record the elimination of the membership equity of the Casper Crude to Rail, LLC as a result of our acquisition and consolidation of Casper Crude to Rail, LLC as a wholly-owned subsidiary of the Partnership.

Note 3. Preliminary Purchase Price Allocation of CCR Acquisition

We accounted for the CCR Acquisition as a business combination in accordance with the applicable accounting guidance. We determined the preliminary fair value of the identifiable assets acquired and liabilities assumed based upon estimates and assumptions made by management and developed with the assistance of third-party advisers, with any consideration paid in excess of the fair value of the net assets being attributed to goodwill. We are continuing to refine our valuation of the identifiable assets acquired and liabilities assumed, which could result in further adjustments to the amounts reflected in these pro forma statements that could be significant. The following table provides our preliminary allocation of the consideration we paid for the CCR Acquisition among the tangible and intangible assets acquired and liabilities assumed, based upon our initial valuation assessment.

Preliminary Purchase Price Allocation (in thousands)

Consideration:
Cash paid to seller	$210,446
Fair value of equity issued to seller	15,325
Total consideration	$225,771

Allocation of purchase price:
Working capital, net	$1,734
Property and equipment	66,117
Other noncurrent assets	607
Intangible assets	125,430
Goodwill	31,883
Fair value of net assets acquired	$225,771

Note 4. Unaudited Pro Forma Combined Statement of Operations Adjustments for the Nine Months Ended September 30, 2015

The following adjustments to the pro forma combined statement of operations assume that our acquisition of Casper Crude to Rail, LLC and Subsidiary occurred on January 1, 2014:

(g)
Adjustment represents amortization of the fair value of the customer contract intangibles on a straight-line basis over the 10-year estimated benefit period associated with the agreements, pro-rated for the nine month period ended September 30, 2015.

(h)
The adjustment includes $4.0 million of interest expense on our Revolving credit facility associated with the $178 million of amounts borrowed and used to pay a portion of the cash used for acquiring Casper Crude to Rail, LLC, referred to herein as the Casper terminal, as well as $0.1 million for amortization of deferred financing costs associated with increasing the borrowing capacity of our Revolving credit facility by $100 million. Interest expense has been computed based on an interest rate of 3.035%, representing a base rate of 0.285% increased by the applicable margin of 2.750%. A 0.125% change in the assumed interest rate would change the aggregate pro forma interest expense on our revolving credit facility by approximately $0.2 million.

(i)
The adjustment includes an incremental $0.4 million of interest expense associated with amounts outstanding on our Term loan facility resulting from a 0.50% increase in the applicable margin due to the change in our leverage ratio attributable to the incremental borrowing on our Revolving credit facility to acquire the Casper terminal.

(j)
The adjustment includes a $0.1 million decrease in interest expense resulting from a reduction to the commitment fees incurred on our Revolving credit facility due to the borrowing of $178 million to acquire the Casper terminal. We are charged a rate of 0.50% on the unused portion of the Revolving credit facility. The commitment fee amount is computed based on the $100 million expanded capacity of our Revolving credit facility resulting from the November 2015 amendment to increase the borrowing capacity, offset by the $178 million we borrowed on the Revolving credit facility to partially fund the purchase of the Casper terminal and other amounts borrowed during the period.

Note 5. Unaudited Pro Forma Combined Statement of Operations Adjustments for the Year Ended December 31, 2014

The following adjustments to the pro forma combined statement of operations assume each of our acquisition of Casper Crude to Rail, LLC and Subsidiary and our IPO occurred as of January 1, 2014:

(k)
Represents $1.3 million of incremental compensation expense relating to the issuance of 250,000 Class A Units to certain executive officers of our general partner and other key employees of our general partner and its affiliates in connection with our IPO, reduced by the subsequent forfeiture of 65,000 Class A Units. The Class A Unit awards vest in four tranches. The Partnership assumed for Tranche 1 that it was probable that the base vesting threshold would be met and would exceed the target by 10% resulting in vesting at a rate of 1.25 common units for each Class A Unit included in this tranche. We assumed for Tranche 2 that it was probable that the vesting threshold for this tranche would be met and would exceed the target by 10% resulting in vesting at a rate of 1.5 common units for each Class A Unit included in this tranche. We assumed for Tranche 3 that it was probable that the vesting threshold for this tranche would be met and would exceed the target by 10% resulting in vesting at a rate of 1.75 common units for each Class A Unit included in this tranche. We also assumed for Tranche 4 that it was probable that the vesting threshold for this tranche would be met and would exceed the target by 10% resulting in vesting at a rate of 2.00 common units for each Class A Unit included in this tranche. For each Tranche of Class A Units, it was assumed that distributions would be paid to the Class A Unitholders based upon the number of common units expected to be issued for each Tranche. The initial public offering price of $17.00 per common unit was used as the basis for determining the grant-date fair value of these awards and the initial distribution threshold was $1.15 per unit, representing the minimum quarterly distribution on an annualized basis.

(l)
The adjustment represents amortization of the $125.4 million of fair value attributed to customer contracts on a straight-line basis over the 10 year estimated benefit period associated with the agreements. The amortization adjustment represents a pro-rated amount for the three-month period that the Casper terminal was operational during the year ended December 31, 2014.

(m)
The adjustment includes the impact of removing $3.5 million of interest expense and amortization of deferred financing costs associated with a $150 million revolving credit facility with Bank of Oklahoma to which our Predecessor was a party. We repaid the $97.8 million outstanding balance in connection with our IPO.

(n)
The adjustment includes $5.3 million of interest expense on our Revolving credit facility associated with the $178 million of amounts borrowed and used to pay a portion of the cash used for the CCR Acquisition. Interest expense has been computed based on an interest rate of 2.984%, representing a base rate of 0.234% increased by the applicable margin of 2.750%. A 0.125% change in the assumed interest rate would change the aggregate pro forma interest expense on our revolving credit facility by approximately $0.2 million.

(o)
The adjustment includes $2.5 million of interest expense associated with our borrowing $100 million on our Term loan facility in connection with our IPO. Interest expense has been computed based on an interest rate of 3.084%, representing a base rate of 0.234% increased by the applicable margin of 2.850%. A 0.125% change in the assumed interest rate would change the aggregate pro forma interest expense on our Term loan facility by approximately $0.1 million.

(p)
The adjustment includes $0.5 million for the amortization of deferred financing costs associated with the establishment of our five-year, $300 million senior secured credit agreement, which we refer to as the Credit agreement, as well as approximately $0.2 million for amortization of deferred financing costs associated with increasing the borrowing capacity of our Revolving credit facility by $100 million. We are amortizing the deferred financing costs over the five year life of the Credit Agreement.

(q)
The adjustment includes $0.5 million of commitment fees on our Revolving credit facility. We are charged a rate of 0.50% on the unused portion of the Revolving credit facility. The commitment fee amount is computed based on the $100 million expanded capacity of our Revolving credit facility resulting from the November 2015 amendment to increase the borrowing capacity, offset by the $178 million we borrowed on the Revolving credit facility to partially fund the purchase of the Casper terminal.

Note 6. Unaudited Pro Forma Net Income per Unit

We have computed our unaudited pro forma net income per unit using the two-class method, whereby we have allocated our unaudited pro forma net income or loss to our limited partners, our general partner and the holder of our incentive distribution rights, or IDRs, according to the distribution formula for available cash as set forth in our partnership agreement. We have also allocated any unaudited pro forma net income in excess of distributions to our limited partners, our general partner and holder of our IDRs utilizing the distribution formula for available cash specified in our partnership agreement. We have allocated any distributions in excess of unaudited pro forma net income or loss to our limited partners and general partner based upon their respective proportionate pro forma ownership interests in us, after taking into account pro forma distributions paid with respect to the IDRs, as set forth in our partnership agreement. The formula for distributing available cash as set forth in our partnership agreement is as follows:

Distribution Targets	Portion of Quarterly Distribution Per Unit	Percentage Distributed to Limited Partners	Percentage Distributed to General Partner (including IDRs) (1)
Minimum Quarterly Distribution	Up to $0.2875	98%	2%
First Target Distribution	> $0.2875 to $0.330625	98%	2%
Second Target Distribution	> $0.330625 to $0.359375	85%	15%
Third Target Distribution	> $0.359375 to $0.431250	75%	25%
Over Third Target Distribution	In excess of $0.431250	50%	50%

(1)    Assumes our general partner maintains a 2% general partner interest in us.

Basic and diluted pro forma net income per unit are the same, as there are no potentially dilutive units outstanding in either the nine months ended September 30, 2015, or the year ended December 31, 2014.

Unaudited pro forma weighted average units

In connection with our IPO, we issued 9,120,000 common units to the public, 1,093,545 common units to USD Group LLC, or USDG, 10,463,545 subordinated units to USDG, 250,000 Class A units to certain executive officers and other key employees of our general partner and its affiliates, and 427,083 general partner units to our general partner. In connection with the CCR Acquisition, we issued 1,733,582 of our unregistered common units to Cogent, one of the owners of the seller of Casper Crude to Rail, LLC. Our general partner exercised its right to maintain its 2% general partner ownership interest in us by purchasing an additional 34,053 general partner units. Each of these transactions are accounted for in our unaudited pro forma weighted average unit calculation as if they were outstanding as of January 1, 2014.

The following table provides the computation of the unaudited pro forma weighted average units outstanding for the nine months ended September 30, 2015 and for the year ended December 31, 2014 as if the transactions depicted in the unaudited pro forma consolidated financial statements occurred on January 1, 2014:

	Common Units	Subordinated Units	Class A Units	General Partner Units	Total
Weighted average units outstanding at January 1, 2014	—	—	—	—	—
Units assumed outstanding from the IPO	10,213,545	10,463,545	250,000	427,083	21,354,173
Forfeited Class A units	—	—	(65,000)	—	(65,000)
Units issued to Cogent	1,733,582	—	—	—	1,733,582
GP units acquired to maintain 2% ownership	—	—	—	34,053	34,053
Pro Forma Weighted Average Units outstanding for the nine months ended September 30, 2015 and for the year ended December 31, 2014	11,947,127	10,463,545	185,000	461,136	23,056,808
Ownership interest	51.8%	45.4%	0.8%	2.0%	100.0%

Unaudited pro forma net income (loss) per unit calculations
Our unaudited pro forma net income per unit for the nine months ended September 30, 2015 and for the year ended December 31, 2014 are computed as follows for the respective periods:

	Nine Months Ended September 30, 2015
	Common Units	Subordinated Units	Class A Units	General Partner Units	Total
	(in thousands, except per unit amounts)
Pro forma net income attributable to general and limited partner interests in USD Partners LP (1)	$7,883	$6,910	$122	$304	$15,219
Less: Pro forma distributable earnings (2)	10,561	9,249	164	407	20,381
Excess net income (distributions)	$(2,678)	$(2,339)	$(42)	$(103)	$(5,162)
Pro forma weighted average units outstanding (3)	11,947	10,464	185	461	23,057
Pro forma distributable earnings per unit (4)	$0.88	$0.88	$0.89
Pro forma overdistributed earnings per unit (5)	(0.22)	(0.22)	(0.23)
Pro forma net income per limited partner unit	$0.66	$0.66	$0.66

(1)
Represents pro forma net income allocated to each class of units based on the pro forma percentage ownership in the Partnership. Calculation of the pro forma percentage ownership for net income per limited partner unit uses the units outstanding from the unaudited pro forma weighted average units table above.

(2)
Represents the pro forma distributions that would have been paid and payable for the period based upon the actual quarterly distribution rates during the nine months ended September 30, 2015 of $0.2925 per unit, $0.29 per unit and $0.2875 per unit. Amounts presented for each class of unit include a proportionate amount of the $322 thousand distributed and distributable to holders of the Equity-classified Phantom Units pursuant to the distribution equivalent rights granted under the USD Partners LP 2014 Long-Term Incentive Plan.

(3)	Represents the unaudited pro forma weighted average units outstanding from the unaudited pro forma weighted average units table above.

(4)	Represents the pro forma distributable earnings divided by the pro forma weighted average units outstanding.

(5)	Represents the pro forma distributions in excess of earnings divided by the pro forma weighted average number of units outstanding for the year.

	Year Ended December 31, 2014
	Common Units	Subordinated Units	Class A Units	General Partner Units	Total
	(in thousands, except per unit amounts)
Pro forma net loss attributable to general and limited partner interests in USD Partners LP (1)	$(6,238)	$(5,468)	$(96)	$(241)	$(12,043)
Less: Pro forma distributable earnings (2)	13,739	12,033	213	530	26,515
Excess net income (distributions)	$(19,977)	$(17,501)	$(309)	$(771)	$(38,558)
Pro forma weighted average units outstanding (3)	11,947	10,464	185	461	23,057
Pro forma distributable earnings per unit (4)	$1.15	$1.15	$1.15
Pro forma overdistributed earnings per unit (5)	(1.67)	(1.67)	(1.67)
Pro forma net loss per limited partner unit	$(0.52)	$(0.52)	$(0.52)

(1)
Represents pro forma net loss allocated to each class of units based on the pro forma percentage ownership in the Partnership. Calculation of the pro forma percentage ownership for net income per limited partner unit uses the units outstanding from the unaudited pro forma weighted average units table above.

(2)
Represents the pro forma distributions that would have been paid during the year assuming the minimum quarterly distribution amount of $0.2875 per unit, or $1.15 per unit on an annualized basis, was distributed as if the pro forma weighted average units were outstanding the entire year.

(3)	Represents the unaudited pro forma weighted average units outstanding from the unaudited pro forma weighted average units table above.

(4)	Represents the pro forma distributable earnings divided by the pro forma weighted average units outstanding.

(5)	Represents the pro forma distributions in excess of earnings divided by the pro forma weighted average number of units outstanding for the year.